Exhibit 99 (b)

                     Coastal Caribbean Oils & Minerals, Ltd.

                                  News release

                              FOR IMMEDIATE RELEASE


                             COASTAL CARIBBEAN SETS
                              TERMS FOR STOCK SALE

     APALACHICOLA, Fla., June 17, 2002 -- Coastal Caribbean Oils & Minerals, Ltd. [OTC Bulletin Board: COCBF.OB; Boston: COCBF] said its Board of Directors has authorized an offering of approximately 11 million shares of common stock exclusively to the company's shareholders.

         The company said the record date for the offering will be June 17, 2002; that it expects to mail a prospectus and subscription materials to shareholders on or about June 20; and that the offering will expire at 4:30 P.M. EDT on July 15; 2002.

         During the offering period, shareholders will be entitled to purchase a guaranteed allotment of one new share of common stock for every four shares held on June 17, at a subscription price of 50 cents a share.

          Shareholders who subscribe for their guaranteed allotment will also have the option to subscribe for additional shares (those not acquired by others) in any amount on a contingent allotment basis, the company said.

         A Coastal Caribbean spokesman said the subscription rights to the offering are nontransferable, cannot be bought, sold, or traded, and can be exercised only by the individual shareholder or (in the case of "street name" accounts) his broker, bank, or other nominee holder of record.

         The spokesman further noted that the proceeds from the offering will be used principally to fund the litigation costs of the company's majority owned subsidiary, Coastal Petroleum Company -- which is engaged in protracted litigation with the State of Florida and to funds its own operations.

                                      -rmb-

                    Contact: James R. Joyce at (203) 245-7664